Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS
Iowa City, Iowa, July 24, 2014 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three and six months ended June 30, 2014. Net income for the second quarter of 2014 rose to $4.8 million, compared with $4.5 million for the same period last year. Diluted earnings per share were $0.56 for the second quarter of 2014, compared with $0.53 for the second quarter of 2013.
Earnings comparisons between the second quarter of 2014 and the same period in 2013 were driven primarily by:

•	a 50.0% decrease in the provision for loan loss expense; and

•	a 1.8% increase in net interest income, due primarily to a 26.5% decrease in interest expense; partially offset by

•
a 4.2% decrease in noninterest income, driven by a 55.6% decrease in mortgage loan origination and servicing fees, which was partially offset by increased gains on the sale of investment securities available for sale.

“The second quarter was a ‘grind it out’ quarter for MidWestOne,” stated President and Chief Executive Officer, Charles N. Funk. “Our bank portfolio loans increased $13 million during the quarter, and we continue to see moderate growth ahead. Expense control remains good, and we have been able to reduce our provision for loan losses due to improving credit conditions. I commend our team on their good work with our net interest margin this quarter as well.”
Net income for the six months ended June 30, 2014 was $9.7 million, which represents a $0.4 million, or 4.3% increase compared to $9.3 million of net income for the same period of 2013, with diluted earnings per share of $1.14 and $1.09 for the comparative six month periods, respectively. The increase in net income was due primarily to decreased noninterest expense and slightly increased noninterest income, as decreases in interest income were largely offset by corresponding decreases in interest expense.
Results of Operations
Net interest income for the second quarter of 2014 increased $0.2 million, or 1.8%, from $13.6 million for the second quarter of 2013, to $13.8 million. Despite an increase in average loan balances, loan interest income decreased $0.3 million, or 2.2%, to $12.0 million for the second quarter of 2014, compared to $12.3 million for the same period of 2013, due primarily to the generally low interest rate environment and increased market competition for quality borrowers. Income from investment securities decreased to $3.6 million for the second quarter of 2014 compared to $3.9 million for the second quarter of 2013, due mainly to a decrease of $55.6 million in the average balance of investment securities between the two comparable periods. Income from loan pool participations was $0.5 million for the second quarter of 2014, a decrease of $0.1 million compared to the same period a year ago, on a significantly lower level of investment in 2014. The Company continues to exit this line of business as balances pay down. Interest expense decreased $0.8 million, or 26.5%, to $2.3 million for the second quarter of 2014, compared to $3.1 million for the same period of 2013, primarily due to lower expense on deposit accounts resulting from the maturity of higher rate certificates of deposit.
Net interest income for the six months ended June 30, 2014 was $27.4 million, virtually unchanged from the six months ended June 30, 2013. Income from loan pool participations decreased $0.9 million, or 52.0%, to $0.8 million. Loan pool participation income is accounted for on a cash basis when actual payments are received, which can cause income related to this item to vary widely from period to period. Interest income on investment securities decreased $0.5 million, or 6.9%, to $7.3 million, while loan interest income decreased $0.4 million, or 1.8%, to $23.9 million for the first six months of 2014. Interest expense decreased $1.8 million, or 28.1%, to $4.7 million for the six months ended June 30, 2014, compared with $6.5 million for the same period a year ago, resulting from the maturity of higher rate certificates of deposit.
The net interest margin for the second quarter of 2014, calculated on a fully tax-equivalent basis, was 3.61%, or 18 basis points higher than the 3.43% net interest margin for the second quarter of 2013. Lower yields being paid on interest-bearing liabilities more than offset the lower rates received on interest-earning assets. The Company posted a net interest margin of 3.59% for the first half of 2014, up 12 basis points from 3.47% for the same period a year ago.
The provision for loan losses for the second quarter of 2014 was $0.3 million, a decrease of $0.3 million from $0.6 million in the second quarter of 2013. The decreased provision reflects the effects of a steadily improving economic climate in the Company’s market area. The provision for loan losses for the first half of 2014 was $0.8 million, level with $0.8 million for the same period of 2013.
Noninterest income for the second quarter of 2014 decreased to $3.5 million, down $0.2 million, or 4.2%, from $3.7 million in the second quarter of 2013, primarily due to a decrease in mortgage origination and loan servicing fees of $0.4 million, or 55.6%, to $0.3 million for the second quarter of 2014, compared to $0.7 million for the same quarter of 2013. The decline was primarily due to a decrease in loans originated for sale on the secondary market, as the demand for mortgage refinancing continued to decline. The decrease was partially offset by an increase in gain on sale of investment securities of $0.2 million for the second quarter of 2014, and increased service charges and fees on deposit accounts of $0.8 million for the second quarter of 2014, an improvement of $0.1 million, or 14.1%, relative to the second quarter of 2013. This increase was mainly due to a decrease in waived service charges on demand deposit accounts resulting from a heightened management focus on retaining fee income.
For the six months ended June 30, 2014, noninterest income rose to $7.8 million, an increase of $0.1 million, or 1.0%, from $7.7 million during the same period of 2013. The primary reason for this increase was net gains on the sale of available for sale securities for the six months ended June 30, 2014 of $1.0 million, an increase of $0.9 million from $0.1 million for the same period of 2013. Trust, investment, and insurance fees also increased to $2.9 million for the six months ended June 30, 2014, an improvement of $0.2 million, or 6.3%, from $2.7 million for the same period of 2013. Partially offsetting these increases, mortgage origination and loan servicing fees declined to $0.8 million from $1.8 million in the six months ended June 30, 2013, mainly due to a lower level of origination of loans sold on the secondary market, as refinancing activity slowed.
Second quarter 2014 noninterest expense was $10.6 million, relatively unchanged from the second quarter of 2013. Slight decreases in salaries and employee benefits and FDIC insurance expense were offset by similar aggregate increases in net occupancy and equipment expense, professional fees, and data processing expense for the second quarter of 2014, compared with the second quarter of 2013.
Noninterest expense decreased to $21.0 million for the six months ended June 30, 2014, from $21.6 million for the six months ended June 30, 2013. With the exception of small increases in data processing and net occupancy and equipment expense, all other noninterest expense categories experienced a decline for the first half of 2014, compared with the same period of 2013, due primarily to expense control measures.
Income tax expense was $1.7 million for the second quarter of 2014 compared with $1.6 million for the same period in 2013, and was $3.6 million for the six months ended June 30, 2014 compared to $3.4 million for the same period in 2013. These expense variations were primarily due to changes in the levels of taxable income between the comparable periods.
Balance Sheet and Asset Quality
Total assets declined slightly to $1.73 billion at June 30, 2014 from $1.76 billion at December 31, 2013, resulting primarily from decreased investment securities available for sale, deferred income taxes, and decreased loan pool participations, partially offset by an increase in investment securities held to maturity and net premises and equipment. Deposits, Federal Home Loan Bank borrowings and repurchase agreements all declined. Total deposits at June 30, 2014, were $1.35 billion, a decrease of $27.3 million, or 2.0%, from December 31, 2013, and FHLB borrowings decreased $3.0 million, or 2.8%, to $103.9 million. The deposit decrease was concentrated in both interest-bearing and non-interest bearing checking accounts, as well as certificates of deposit under $100,000, while jumbo certificate of deposit accounts (over $100,000) and savings accounts showed an increase. Repurchase agreements decreased $3.9 million to $57.3 million at June 30, 2014, from $61.2 million at December 31, 2013.
“Core deposit growth remains a challenge within our footprint,” stated Mr. Funk. “We continue to focus on ways to grow our core deposits profitably, and each of our associates remains committed to this goal.”

Total bank loans (excluding loan pool participations and loans held for sale) decreased $2.5 million from December 31, 2013, to $1.09 billion at June 30, 2014. This decrease was primarily in agricultural loans, other commercial real estate loans, and one- to four- family first liens. Decreases in these categories were partially offset by an increase in commercial and industrial loans. As of June 30, 2014, the largest category of bank loans was commercial real estate, comprising 39% of the portfolio, of which 8% was farmland, 7% was construction and development, and 5% was multifamily residential mortgages. Commercial and industrial loans was the next largest category at 26%, followed by residential real estate loans at 25%, agricultural loans at 8%, and consumer loans at 2%.
Nonperforming bank loans decreased from $13.8 million, or 1.27% of total bank loans, at December 31, 2013, to $12.4 million, or 1.14% of total bank loans, at June 30, 2014. At June 30, 2014, nonperforming loans consisted of $3.2 million in nonaccrual loans, $8.6 million in troubled debt restructures (“TDRs”) and $0.6 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $3.2 million, TDRs of $9.2 million, and loans past due 90 days or more and still accruing of $1.4 million at December 31, 2013. The decrease in overall nonperforming loans was primarily due to annual payments collected from three TDR-status borrowers as well as receiving payoffs from three other TDR-status borrowers. Loans 90 days past due and still accruing interest declined $0.8 million, while nonaccrual loans were virtually unchanged. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $5.6 million at June 30, 2014, compared with $4.9 million at December 31, 2013. At June 30, 2014, other real estate owned (not included in nonperforming loans) was $1.8 million, equal to the $1.8 million of other real estate owned at December 31, 2013. During the first half of 2014, the Company added four properties to other real estate owned, with two real estate property sales. As of June 30, 2014, the allowance for bank loan losses was $16.4 million, or 1.51% of total bank loans, compared with $16.2 million, or 1.49% of total bank loans, at December 31, 2013. The allowance for loan losses represented 133.01% of nonperforming bank loans at June 30, 2014, compared with 117.44% of nonperforming bank loans at December 31, 2013. The Company had net bank loan charge-offs of $0.5 million in the six months ended June 30, 2014, or an annualized 0.09% of average bank loans outstanding, compared to net charge-offs of $0.2 million, or an annualized 0.03% of average bank loans outstanding, for the same period of 2013.
“Our asset quality remains strong with a 1.51% loan loss reserve to total bank loans and the reserve representing 133.01% of non-performers at quarter-end,” continued Mr. Funk. “We are fully cognizant that, at 0.09%, our net charge-offs are at very low levels.”
Loan pool participations (participation interests in performing, subperforming and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $23.6 million at June 30, 2014, down from $27.7 million at December 31, 2013. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down, as it is not part of its core business strategy.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 6.31% and 9.70% for the first six months of 2014 and 2013, respectively. The net yield was lower in the first half of 2014 compared to the same period of 2013 due to fewer gains realized from loan payoffs in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 82.3% as of June 30, 2014, compared with 81.2% as of December 31, 2013.
Investment securities totaled $514.8 million at June 30, 2014, or 29.8% of total assets, down from $531.2 million, or 30.3% of total assets, as of December 31, 2013. A total of $472.1 million of the investment securities were classified as available for sale at June 30, 2014, compared to $498.6 million at December 31, 2013. As of June 30, 2014, the portfolio consisted mainly of obligations of states and political subdivisions (44.8%), mortgage-backed securities and collateralized mortgage obligations (37.7%), and U.S. government agencies (9.6%). Investment securities held to maturity were $42.7 million at June 30, 2014, compared to $32.6 million at December 31, 2013. The $10.1 million, or 30.9%, increase in held to maturity investments was due to the strategic decision to increase the Company’s holdings in this classification to mitigate any volatility in capital levels that may result from future rises in interest rates.
Capital Adequacy
Total shareholders’ equity was $186.5 million as of June 30, 2014, compared to $178.0 million as of December 31, 2013, an increase of $8.5 million, or 4.8%. This increase was primarily attributable to net income of $9.7 million for the first half of 2014, and a $3.7 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale. These increases were partially offset by the payment of $2.4 million in common stock dividends and a $2.2 million increase in treasury stock due to the repurchase of 84,100 shares of Company common stock at an average price of $24.20 per share. The total shareholders’ equity to total assets ratio was 10.78% at June 30, 2014, up from 10.14% at December 31, 2013. The tangible equity to tangible assets ratio was 10.34% at June 30, 2014, compared with 9.69% at December 31, 2013. Tangible book value per share was $21.20 at June 30, 2014, an increase from $19.95 per share at December 31, 2013.

“Our capital ratios continue to compare favorably to our peers,” concluded Mr. Funk. “We repurchased stock in the second quarter and will continue to do so when we believe it represents good value to our shareholders. We continue to look for ways to deploy our capital reserves in a way that will benefit our shareholders.”
Change in Transfer Agent
Due to the recent receivership and sale of IST Shareholder Services, American Stock Transfer & Trust Company, LLC (“AST”) became the Company’s transfer agent effective as of June 23, 2014, assuming responsibility for all transfers of Company stock, payment of dividends, and administration of the Company’s dividend reinvestment and stock purchase plan. AST can be reached at 888-509-4619 to assist with any questions about this change, or to enroll in the Company’s dividend reinvestment and stock purchase plan.
Quarterly Cash Dividend Declared and Repurchase Plan Announced
On July 17, 2014, the Company’s board of directors declared a second quarter cash dividend of $0.145 per common share, which is the same as the dividend paid in the prior quarter. The dividend is payable September 15, 2014 to shareholders of record at the close of business on September 1, 2014. At this quarterly rate, the indicated annual cash dividend is equal to $0.58 per common share.
Also on July 17, 2014, the Board of Directors of the Company approved a new share repurchase program, allowing for the repurchase of up to $5.0 million of stock through December 31, 2016. The new repurchase program replaces the Company's prior repurchase program, pursuant to which the Company had bought 154,279 shares for approximately $3.7 million since the plan was announced in January 2013. The prior program had authorized the repurchase of $5.0 million of stock and was due to expire December 31, 2014. Pursuant to the program, the Company may repurchase shares from time to time in the open market, and the method, timing, and amounts of repurchase will be solely in the discretion of the Company’s management. The repurchase program does not require the Company to acquire a specific number of shares. Therefore, the amount of shares repurchased pursuant to the program will depend on several factors, including market conditions, capital and liquidity requirements, and alternative uses for cash available.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, July 25, 2014. To participate, dial 888-317-6016 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until August 18, 2014 on the Company’s web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary MidWestOne Bank is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules approved by the federal bank regulatory agencies to implement the Basel III capital accord), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
(dollars in thousands, except per share data)	2014	2014	2013	2013
Tangible Equity
Total shareholders’ equity	$186,516	$183,143	$178,016	$172,283
Less: Intangible assets, net	(8,532)	(8,669)	(8,806)	(9,137)
Tangible equity	$177,984	$174,474	$169,210	$163,146
Tangible Assets
Total assets	$1,729,907	$1,745,913	$1,755,218	$1,741,884
Less: Intangible assets, net	(8,532)	(8,669)	(8,806)	(9,137)
Tangible assets	$1,721,375	$1,737,244	$1,746,412	$1,732,747
Common shares outstanding	8,396,191	8,471,761	8,481,799	8,466,471
Tangible Book Value Per Share	$21.20	$20.59	$19.95	$19.27
Tangible Equity/Tangible Assets	10.34%	10.04%	9.69%	9.42%

	For the Three Months Ended June 30,	For the Six Months Ended June 30,	For the Year Ended December 31,	For the Three Months Ended June 30,	For the Six Months Ended June 30,
(dollars in thousands)	2014	2014	2013	2013	2013
Net Income	$4,753	$9,726	$18,607	$4,531	$9,321
Plus: Intangible amortization, net of tax(1)	89	178	431	110	219
Adjusted net income	$4,842	$9,904	$19,038	$4,641	$9,540
Average Tangible Equity
Average total shareholders’ equity	$185,297	$183,297	$175,666	$177,609	$176,418
Less: Average intangible assets, net	(8,586)	(8,641)	(9,073)	(9,203)	(9,270)
Average tangible equity	$176,711	$174,656	$166,593	$168,406	$167,148
Return on Average Tangible Equity (annualized)	10.99%	11.44%	11.43%	11.05%	11.50%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,855	$27,382	$53,962	$13,609	$27,400
Plus tax equivalent adjustment:(1)
Loans	278	552	963	186	380
Securities	718	1,447	2,795	591	1,195
Tax equivalent net interest income (1)	$14,851	$29,381	$57,720	$14,386	$28,975
Average interest earning assets	$1,652,046	$1,654,439	$1,667,251	$1,685,559	$1,685,557
Net Interest Margin	3.61%	3.59%	3.46%	3.43%	3.47%

Operating Expense
Total noninterest expense	$10,639	$21,031	$42,087	$10,585	$21,579
Less: Amortization of intangibles	(137)	(274)	(663)	(166)	(332)
Operating expense	$10,502	$20,757	$41,424	$10,419	$21,247
Operating Revenue
Tax equivalent net interest income (1)	$14,851	$29,381	$57,720	$14,386	$28,975
Plus: Noninterest income	3,556	7,773	14,728	3,713	7,694
Less: Gain on sale or call of available for sale securities	(191)	(974)	(65)	(4)	(84)
Loss on sale of premises and equipment	8	5	3	—	2
Operating revenue	$18,224	$36,185	$72,386	$18,095	$36,587
Efficiency Ratio	57.63%	57.36%	57.23%	57.58%	58.07%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30, 2014	As of December 31, 2013
(dollars in thousands, except per share amounts)	(unaudited)
ASSETS
Cash and due from banks	$21,527	$24,516
Interest-bearing deposits in banks	755	374
Cash and cash equivalents	22,282	24,890
Investment securities:
Available for sale	472,136	498,561
Held to maturity (fair value of $41,568 as of June 30, 2014 and $30,191 as of December 31, 2013)	42,697	32,625
Loans held for sale	1,947	357
Loans	1,085,921	1,088,412
Allowance for loan losses	(16,432)	(16,179)
Net loans	1,069,489	1,072,233
Loan pool participations, net	21,472	25,533
Premises and equipment, net	32,461	27,682
Accrued interest receivable	9,310	10,409
Intangible assets, net	8,532	8,806
Bank-owned life insurance	30,052	29,598
Other real estate owned	1,820	1,770
Deferred income taxes	3,377	8,194
Other assets	14,332	14,560
Total assets	$1,729,907	$1,755,218
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$205,388	$222,359
Interest-bearing checking	578,584	592,673
Savings	103,679	94,559
Certificates of deposit under $100,000	242,096	256,283
Certificates of deposit $100,000 and over	217,905	209,068
Total deposits	1,347,652	1,374,942
Federal funds purchased	4,731	5,482
Securities sold under agreements to repurchase	57,293	61,183
Federal Home Loan Bank borrowings	103,900	106,900
Deferred compensation liability	3,434	3,469
Long-term debt	15,464	15,464
Accrued interest payable	745	765
Other liabilities	10,172	8,997
Total liabilities	1,543,391	1,577,202
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at June 30, 2014 and December 31, 2013	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at June 30, 2014 and December 31, 2013; issued 8,690,398 shares at June 30, 2014 and December 31, 2013; outstanding 8,396,191 shares at June 30, 2014 and 8,481,799 shares at December 31, 2013	8,690	8,690
Additional paid-in capital	80,323	80,506
Treasury stock at cost, 294,207 shares as of June 30, 2014 and 208,599 shares at December 31, 2013	(5,950)	(3,702)
Retained earnings	98,754	91,473
Accumulated other comprehensive income	4,699	1,049
Total shareholders' equity	186,516	178,016
Total liabilities and shareholders' equity	$1,729,907	$1,755,218

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$12,005	$12,277	$23,945	$24,391
Interest and discount on loan pool participations	532	610	812	1,690
Interest on bank deposits	5	1	9	6
Interest on investment securities:
Taxable securities	2,274	2,546	4,590	5,176
Tax-exempt securities	1,360	1,334	2,741	2,695
Total interest income	16,176	16,768	32,097	33,958
Interest expense:
Interest on deposits:
Interest-bearing checking	547	600	1,092	1,271
Savings	36	35	72	71
Certificates of deposit under $100,000	634	1,121	1,331	2,360
Certificates of deposit $100,000 and over	449	569	894	1,202
Total interest expense on deposits	1,666	2,325	3,389	4,904
Interest on federal funds purchased	5	18	6	27
Interest on securities sold under agreements to repurchase	29	29	59	65
Interest on Federal Home Loan Bank borrowings	545	705	1,107	1,397
Interest on other borrowings	7	7	13	15
Interest on long-term debt	69	75	141	150
Total interest expense	2,321	3,159	4,715	6,558
Net interest income	13,855	13,609	27,382	27,400
Provision for loan losses	300	600	750	800
Net interest income after provision for loan losses	13,555	13,009	26,632	26,600
Noninterest income:
Trust, investment, and insurance fees	1,430	1,423	2,948	2,772
Service charges and fees on deposit accounts	848	743	1,476	1,450
Mortgage origination and loan servicing fees	318	717	755	1,761
Other service charges, commissions and fees	552	596	1,171	1,168
Bank-owned life insurance income	225	230	454	461
Gain on sale or call of available for sale securities (Includes $191 and $4 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the three months ended June 30, 2014 and 2013, respectively, and $974 and $84 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the six months ended June 30, 2014 and 2013, respectively)	191	4	974	84
Loss on sale of premises and equipment	(8)	—	(5)	(2)
Total noninterest income	3,556	3,713	7,773	7,694
Noninterest expense:
Salaries and employee benefits	6,060	6,173	12,194	12,466
Net occupancy and equipment expense	1,634	1,538	3,239	3,226
Professional fees	779	718	1,354	1,401
Data processing expense	391	337	815	728
FDIC insurance expense	240	296	483	590
Amortization of intangible assets	137	166	274	332
Other operating expense	1,398	1,357	2,672	2,836
Total noninterest expense	10,639	10,585	21,031	21,579
Income before income tax expense	6,472	6,137	13,374	12,715
Income tax expense (Includes $74 and $2 income tax expense reclassified from accumulated other comprehensive income for the three months ended June 30, 2014 and 2013, respectively, and $380 and $33 income tax expense reclassified from accumulated other comprehensive income for the six months ended June 30, 2014 and 2013, respectively)	1,719	1,606	3,648	3,394
Net income	$4,753	$4,531	$9,726	$9,321

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Six Months Ended June 30, 2014	As of and for the Three Months Ended March 31, 2014	As of and for the Year Ended December 31, 2013	As of and for the Six Months Ended June 30, 2013
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$22.21	$21.62	$20.99	$20.35
Tangible book value per share	21.20	20.59	19.95	19.27
Financial Ratios:
Tangible equity/tangible assets	10.34%	10.04%	9.69%	9.42%
Total shareholders’ equity/total assets	10.78	10.49	10.14	9.89
Total bank loans/total deposits	80.58	77.99	79.16	79.39
Total loans + loan pool participations/total deposits	82.33	79.85	81.17	81.77
Asset Quality:
Gross bank loans	$1,085,921	$1,072,951	$1,088,412	$1,061,401
Allowance for bank loan losses	16,432	16,425	16,179	16,578
Net charge-offs	497	204	1,128	179
Bank loans past due 30 - 89 days	5,615	4,744	4,901	6,373
Other real estate owned	1,820	1,996	1,770	2,774
Non-performing bank loans
Non-accrual loans	$3,159	$3,491	$3,240	$2,434
Restructured loans	8,571	8,952	9,151	7,861
Loans 90+ days past due and still accruing interest	624	371	1,385	901
Total non-performing bank loans	$12,354	$12,814	$13,776	$11,196

Gross loan pool participations	$23,606	$25,534	$27,667	$31,851
Allowance for loan pool participation losses	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans - annualized	0.09%	0.08%	0.10%	0.03%
Nonperforming bank loans/total bank loans	1.14	1.19	1.27	1.05
Nonperforming bank loans + other real estate/total assets	0.82	0.85	0.89	0.80
Allowance for bank loan losses/total bank loans	1.51	1.53	1.49	1.56
Allowance for loan pool participation losses/total loan pool participations	9.04	8.36	7.71	6.70
Allowance for bank loan losses/nonperforming bank loans	133.01	128.18	117.44	148.07

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2014	2013	2014	2013	2013
Per Share Data:
Ending number of shares outstanding	8,396,191	8,466,471	8,396,191	8,466,471	8,481,799
Average number of shares outstanding	8,428,307	8,474,925	8,451,819	8,484,100	8,477,904
Diluted average number of shares	8,452,291	8,517,292	8,479,989	8,526,961	8,525,119
Earnings per common share - basic	$0.56	$0.54	$1.15	$1.10	$2.19
Earnings per common share - diluted	0.56	0.53	1.14	1.09	2.18
Dividends paid per common share	0.145	0.125	0.290	0.250	0.500
Performance Ratios:
Return on average assets - annualized	1.09%	1.02%	1.12%	1.06%	1.06%
Return on average shareholders’ equity - annualized	10.29	10.23	10.70	10.65	10.59
Return on average tangible equity - annualized	10.99	11.05	11.44	11.50	11.43
Net interest margin	3.61	3.43	3.59	3.47	3.46
Efficiency ratio*	57.63	57.58	57.36	58.07	57.23
Average Balances:
Total bank loans	$1,083,978	$1,059,118	$1,083,227	$1,046,907	$1,059,356
Total loan pool participations	24,812	33,677	25,931	35,125	32,648
Interest-earning assets	1,652,046	1,685,559	1,654,439	1,685,557	1,667,251
Total assets	1,741,354	1,773,476	1,744,221	1,774,199	1,756,344
Interest-bearing deposits	1,156,411	1,156,761	1,155,514	1,179,191	1,155,294
Interest-bearing liabilities	1,339,824	1,380,481	1,339,560	1,391,730	1,363,467
Total equity	185,297	177,609	183,297	176,418	175,666

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.